SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) July 11, 1995


                                  NIKE, INC.
           (Exact name of registrant as specified in its charter)

         Oregon                  1-10635                93-0584541
(State of incorporation)      (Commission File         (IRS Employer
                                  Number)            Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                                (503) 671-6453
           (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on July 11, 1995:

Beaverton, OR (July 11, 1995) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's fourth quarter and fiscal year ended May 31, 1995. Fourth quarter net income totaled $113.4 million, or $1.56 per share, compared to $69.2 million, or $0.93 per share in the fourth quarter last year. Fourth quarter revenues were $1.41 billion, compared to $1.00 billion last year.

For the fiscal year ended May 31, 1995, net income grew to a record $399.7 million or $5.44 per share, increases of 34 and 37 percent respectively, compared to $298.8 million or $3.96 per share in fiscal 1994. Full year revenues totaled a record $4.76 billion, compared to $3.79 billion last year.

The Company also reported worldwide orders for athletic footwear and apparel scheduled for delivery between June and November 1995 total a record $2.49 billion, 35 percent higher than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have increased 33 percent.

NIKE Chairman Philip H. Knight stated, "Fiscal 1995 was a year which defined the power of the NIKE brand. In the U.S., both our footwear and apparel business increased dramatically with each gaining significant market share. Outside the U.S., our business grew as we compete to make NIKE the local brand of choice among consumers worldwide. We met the challenge to make NIKE a better company in fiscal 1995 and our brand is extremely well-positioned for continued growth.

"Our U.S. athletic footwear business shows great balance and strong momentum. Our men's basketball business continues to dominate the category with revenues up 48 percent in the fourth quarter.
Women's fitness was up 23 percent, men's cross-training was up
39 percent and outdoor grew 32 percent in the quarter.

"The outstanding fourth quarter results in our U.S. athletic apparel business illustrate the true strength of the NIKE brand. U.S. apparel grew 47 percent, reflecting our focus on the product and programs we believe will make NIKE the market leader in this segment.

"We are encouraged by results in our international operations where fourth quarter revenues grew 29 percent. Despite lower revenues in France and Germany, international revenues increased 9 percent, excluding new NIKE-owned subsidiaries in Korea, Austria and Argentina and the favorable effect of a weaker dollar. We believe that France and Germany will show improved results in the new fiscal year, given the increase in futures orders in both countries for the first half of fiscal 1996.

"All key U.S. footwear and apparel categories showed double digit increases in futures orders, illustrating the strength of the NIKE brand across the industry. In footwear, men's basketball grew 16 percent, outdoor grew 41 percent and women's fitness was up 16 percent. In addition, men's court and women's sport both showed dramatic growth."

In the fourth quarter, U.S. athletic footwear and apparel revenues totaled $708.4 million, an increase of 40 percent. International athletic footwear and apparel revenues increased 29 percent to $569.7 million. Revenues from other brands, which include Canstar Sports, Cole Haan(R), Tetra Plastics and Sports Specialties, increased 142 percent to $133.9 million. Excluding Canstar, revenues from other brands would have increased 4 percent.

Consolidated gross margins for the quarter were 40.1 percent compared to 40.2 percent last year. Selling and administrative expenses were
26.2 percent of fourth quarter revenues, compared with 27.9 percent last year. NIKE's balance sheet remained very strong. The current ratio at May 31, 1995, was 1.8 to 1. Cash and short-term investments totaled $216.1 million. Total U.S. footwear inventory units ended the quarter up 6 percent from May 31, 1994.

As of May 31, 1995 the Company had purchased a total of 4.9 million shares of NIKE's Class B Common Stock for approximately $283 million in the open market in conjunction with the $450 million, three-year share repurchase program approved in July 1993. During fiscal 1995, the Company purchased a total of 2.1 million shares for approximately $143 million.

For the full fiscal year, U.S. athletic footwear and apparel revenues increased 24 percent to $2.73 billion. International athletic footwear and apparel revenues increased 27 percent to $1.72 billion. Revenues from other brands increased 38 percent to $310.6 million. Excluding Canstar, revenues from other brands would have increased 4 percent.

Consolidated gross margins for 1995 increased to 39.8 percent of revenues compared to 39.3 percent last year. Selling and administrative expenses were 25.4 percent of revenues compared with 25.7 percent last year. Spending in absolute dollars increased $235.7 million or 24 percent from last year. New NIKE-owneds accounted for $80 million of the increase. The Company's tax rate for the full year decreased to 38.5 percent from 39.1 percent, primarily as a result of lower taxes from non-U.S. earnings.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. In February, 1995, NIKE completed the acquisition of Montreal-based Canstar Sports
Inc., the world's largest hockey equipment manufacturer, making
Canstar a wholly-owned subsidiary of NIKE. The company also markets a line of high-quality men's and women's dress and casual shoes through its Cole Haan subsidiary based in Yarmouth, Maine and a full range of licensed headwear through its Sports Specialties subsidiary based in Irvine, California. Total revenues for the fiscal year ended May 31, 1995, were $4.8 billion.


                           Three Months Ended        Twelve Months Ended
                           May 31,     May 31,       May 31,   May 31,
                            1995        1994          1995       1994
                                (In thousands, except per share data)

Revenues                   $1,412,036	  $1,004,156   $4,760,834 $3,789,668
Net Income                 $  113,389	  $   69,164  	 $  399,664 $  298,794
Net Income per Share       $     1.56  	$     0.93   $     5.44 $     3.96
Avg. Common Shares             72,939	      74,278	       73,503     75,456


  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               NIKE, Inc.
                               (Registrant)


Date:  July 11, 1995


                               By /s/ Robert S. Falcone
                               Vice President and
                               Chief Financial Officer